Exhibit 23.1






   INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Registration Statement of American Annuity Group, Inc. (formerly Sprague Technologies, Inc.) on Form S-2 of the report of Deloitte & Touche dated March 24, 1992 relating to American Annuity Group, Inc.'s 1991 consolidated financial statements (before adjustments and reclassifications to conform with the presentation for subsequent years), appearing in the Annual Report on Form 10-K of American Annuity Group, Inc. for the year ended December 31, 1993 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





   Deloitte & Touche LLP
   Stamford, Connecticut
   January 6, 1995

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